Exhibit 99.1

Alimera Sciences Announces Third Quarter 2016 Financial Results and Provides Business Update

ATLANTA, November 02, 2016 (GLOBENEWSWIRE) -- Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a pharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced financial results for the quarter ended September 30, 2016.
Highlights

•	U.S. revenue increased 24% in the third quarter of 2016 compared to the third quarter of 2015.

•	International revenue increased 11% in the third quarter of 2016 compared to the third quarter of 2015.

•	Closing of $26.5 million public offering in 3rd quarter and restructuring of Alimera’s existing loan facility in October provides working capital to drive towards profitability.

•	First shipments to the Middle East market.

"Despite seasonality effects on our July business, we had very strong August and September sales reflecting the need for an alternative to anti-VEGF therapy and the increasing acceptance of corticosteroid use in treating DME,” said Dan Myers, Alimera’s Chief Executive Officer. “We are pleased to see the rising awareness that ILUVIEN is the only drug therapy that can treat the disease consistently every day by providing a continuous daily microdose,” continued Mr. Myers. “This represents a significant paradigm shift for physicians who are in the habit of using shorter duration high dose therapies that must be frequently repeated for many patients to achieve control of their DME. Change takes time, but we remain confident that that we have the most effective therapy to treat DME supported by our generation of real world data in Europe that reinforces the efficacy and safety benefits of ILUVIEN,” concluded Mr. Myers.

Middle East Distributor
Alimera recently announced that it had begun shipping ILUVIEN to MEAgate International FZLLC, its distribution partner headquartered in Dubai, for named patient sales in the Middle East. Alimera also announced that the first patient was treated in the Middle East in the third quarter of 2016. Further, a pricing code was published in Abu Dhabi in October of 2016, providing for reimbursement in that emirate of the United Arab Emirates. It is anticipated that other emirates and countries in the Middle East will adopt similar reimbursement coding.

Financing Activities
During the third quarter of 2016, Alimera closed an underwritten public offering in which it sold 18,900,000 shares of its common stock at a price to the public of $1.40 per share, resulting in gross proceeds of $26.5 million. In October 2016, Alimera amended its $35 million loan facility with Hercules Capital, Inc. to provide for an extended interest only period and term and provide up to $10 million in additional financing upon the achievement of certain revenue milestones.
"The third quarter equity raise and recent amendment of our loan facility strengthen our financial position for the continued commercialization of ILUVIEN in the U.S., the United Kingdom, Germany and Portugal. We believe that we have mitigated the need to seek additional financing and that we are positioned to achieve positive cash flow with our existing resources," said Rick Eiswirth, Alimera's President and Chief Financial Officer. "Further, the loan facility amendment provides us with the potential to access additional funds in the future for expansion elsewhere in Europe or, upon the achievement of positive cash flow, clinical trials for possible extension of the ILUVIEN label."

Third Quarter 2016 Financial Results
Consolidated net revenues increased by $1.4 million, or 20%, to $8.3 million for the three months ended September 30, 2016, compared to consolidated net revenues of $6.9 million for the three months ended September 30, 2015. The increase was primarily driven by an increase in sales volume as ILUVIEN continues to gain market acceptance in the U.S.
U.S. net revenue increased by approximately $1.2 million, or 24%, to $6.2 million for the three months ended September 30, 2016, compared to $5.0 million for the three months ended September 30, 2015.
International net revenue increased by approximately $200,000, or 11%, to $2.1 million for the three months ended September 30, 2016, compared to $1.9 million for the three months ended September 30, 2015.
Consolidated gross profit increased by $1.5 million, or 24%, to $7.8 million for the three months ended September 30, 2016, compared to $6.3 million for the three months ended September 30, 2015.
Gross margin for the three months ended September 30, 2016 increased to 94.1%, compared to 90.8% for the three months ended September 30, 2015.
Consolidated research, development and medical affairs expenses for the three months ended September 30, 2016 decreased to $3.3 million, compared to $4.1 million for the three months ended September 30, 2015.
Consolidated general and administrative expenses for the three months ended September 30, 2016 increased to $3.6 million, compared to $3.0 million for the three months ended September 30, 2015.
Consolidated sales and marketing expenses for the three months ended September 30, 2016 increased to $7.5 million, compared to $6.9 million for the three months ended September 30, 2015.
Alimera's GAAP net loss attributable to common stockholders for the three months ended September 30, 2016 was $9.2 million, compared to $1.5 million for the three months ended September 30, 2015.
Basic and diluted net loss per share for the three months ended September 30, 2016 was $0.16 on approximately 56.1 million weighted average shares outstanding, compared with basic and diluted net loss per share of $0.03 on approximately 44.4 million weighted average shares outstanding for the three months ended September 30, 2015.
GAAP net loss attributable to common stockholders and basic and diluted net loss per share were affected by certain non-cash items including unrealized foreign currency gains and losses, changes in the fair value of a derivative warrant liability, and a loss on the early extinguishment of debt.

Non-GAAP adjusted net loss attributable to common stockholders for the three months ended September 30, 2016 was approximately $8.6 million, compared to a non-GAAP adjusted net loss attributable to common stockholders for the three months ended September 30, 2015 of approximately $9.8 million.
Reconciliations of GAAP net loss attributable to common stockholders to non-GAAP adjusted net loss attributable to common stockholders are included below in the table titled "Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures."
As of September 30, 2016, Alimera had $33.9 million in cash and cash equivalents.

Conference Call to be Held November 3, 2016
A conference call will be hosted by Dan Myers, Chief Executive Officer and Rick Eiswirth, President and Chief Financial Officer to discuss the results and provide commercial and other business updates. The call will be held at 10:00 AM ET, on November 3, 2016. Please refer to the information below for conference call dial-in information and webcast registration.
Conference date: November 3, 2016, 10:00 AM ET
Conference dial-in: 877-269-7756
International dial-in: 201-689-7817
Conference Call Name: Alimera Sciences' Third Quarter 2016 Results Call
Webcast Registration: Click Here
Following the live call, a replay will be available on Alimera's website, www.alimerasciences.com, under "Investor Relations."
About Alimera Sciences, Inc.
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and affect millions of people in aging populations.
Alimera's commitment to retina specialists and their patients is manifest in Alimera's product and development portfolio designed to treat early- and late-stage diseases. For more information, please visit www.alimerasciences.com.

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Alimera’s management believes these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant gains and charges in the current period. Alimera believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Alimera's management believes that these non-GAAP metrics are useful supplements for it and investors to Alimera's GAAP financial information because these measures exclude non-cash items which management believes are not reflective of Alimera's operating results. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The non-GAAP measure used in this press release is non-GAAP adjusted net loss attributable to common stockholders, which is a non-GAAP measure that excludes various non-cash gains and losses. Alimera’s management believes the exclusion of these non-cash gains and losses makes the results in these periods more comparable to those results in the other periods presented or to other similar companies.
For a reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure, see the table below.

Forward-Looking Statements
This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the growth potential of ILUVIEN, the adoption of reimbursement coding in the Middle East, Alimera’s need for additional financing, and the potential for Alimera to expand geographically, extend the ILUVIEN label and become cash flow positive. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, market acceptance and physician awareness of ILUVIEN in the U.S. and Europe, the regulatory environment in the Middle East and elsewhere, the outcome of future clinical trials, Alimera’s ability to contain its operating expenses, as well as other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC's website at http://www.sec.gov. Additional factors may also be set forth in those sections of Alimera's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, to be filed with the SEC in the fourth quarter of 2016. In addition to the risks described above and in Alimera's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera's results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera.
Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved. All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

ALIMERA SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015
(Unaudited, in thousands, except share and per share data)

	Three Months Ended, September 30,		Nine Months Ended, September 30,
	2016	2015	2016	2015

NET REVENUE	$8,298	$6,901	$23,656	$16,615
COST OF GOODS SOLD, EXCLUDING DEPRECIATION AND AMORTIZATION	(486)	(634)	(1,420)	(1,293)
GROSS PROFIT	7,812	6,267	22,236	15,322

RESEARCH, DEVELOPMENT AND MEDICAL AFFAIRS EXPENSES	3,261	4,078	9,486	11,222
GENERAL AND ADMINISTRATIVE EXPENSES	3,645	3,031	11,079	10,471
SALES AND MARKETING EXPENSES	7,452	6,949	22,071	21,003
DEPRECIATION AND AMORTIZATION	697	653	2,082	1,864
OPERATING EXPENSES	15,055	14,711	44,718	44,560
NET LOSS FROM OPERATIONS	(7,243)	(8,444)	(22,482)	(29,238)

INTEREST EXPENSE, NET AND OTHER	(1,330)	(1,317)	(3,842)	(3,590)
UNREALIZED FOREIGN CURRENCY (LOSS) GAIN, NET	(51)	(63)	(31)	(34)
CHANGE IN FAIR VALUE OF DERIVATIVE WARRANT LIABILITY	(588)	8,363	1,755	13,085
LOSS ON EARLY EXTINGUISHMENT OF DEBT	—	—	(2,564)	—
NET LOSS BEFORE TAXES	(9,212)	(1,461)	(27,164)	(19,777)
PROVISION FOR TAXES	(33)	(82)	(84)	(155)
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS	$(9,245)	$(1,543)	$(27,248)	$(19,932)
NET LOSS PER SHARE APPLICABLE TO COMMON STOCKHOLDERS – Basic and diluted	$(0.160)	$(0.030)	$(0.560)	$(0.450)
WEIGHTED AVERAGE SHARES OUTSTANDING – Basic and diluted	56,103,534	44,436,224	48,759,381	44,393,831

ALIMERA SCIENCES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2016	December 31, 2015
	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$33,853	$31,075
Restricted Cash	38	37
Accounts receivable, net	13,397	9,799
Prepaid expenses and other current assets	3,402	2,696
Inventory, net	913	1,552
Total current assets	51,603	45,159
NON-CURRENT ASSETS:
Property and equipment, net	2,054	2,553
Intangible asset, net	21,093	22,549
Deferred tax asset, net	230	223
TOTAL ASSETS	$74,980	$70,484

CURRENT LIABILITIES:
Accounts payable	$3,449	$4,002
Accrued expenses	4,169	3,911
Note payable	—	31,786
Capital lease obligations	235	234
Total current liabilities	7,853	39,933
NON-CURRENT LIABILITIES:
Derivative warrant liability	1,060	2,815
Note payable, net of discount — less current portion	33,425	—
Capital lease obligations — less current portion	401	582
Other non-current liabilities	2,209	834
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock
Series A Convertible Preferred Stock	19,227	19,227
Series B Convertible Preferred Stock	49,568	49,568
Common stock	647	450
Additional paid-in capital	329,467	299,376
Common stock warrants	3,338	2,747
Accumulated deficit	(371,146)	(343,900)
Accumulated other comprehensive loss	(1,069)	(1,148)
TOTAL STOCKHOLDERS’ EQUITY	30,032	26,320
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$74,980	$70,484

RECONCILIATION OF GAAP MEASURES TO NON-GAAP ADJUSTED MEASURES
(unaudited, in thousands)

	Three Months Ended, September 30,		Nine Months Ended, September 30,
	2016	2015	2016	2015

GAAP NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(9,245)	$(1,543)	$(27,248)	$(19,932)
Adjustments to net loss:
Unrealized foreign currency loss (gain), net	51	63	31	34
Loss on early extinguishment of debt	—	—	2,564	—
Change in fair value of derivative warrant liability	588	(8,363)	(1,755)	(13,085)
NON-GAAP ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(8,606)	$(9,843)	$(26,408)	$(32,983)

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